Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83781-01 on Form S-3 of Summit Properties Partnership, L.P., of our report dated March 4, 2004, except for notes 3, 7, 8, 21 and financial statement schedule III, as to which the date is November 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003) appearing in this Current Report on Form 8-K of Summit Properties Partnership, L.P. for the year ended December 31, 2003.

Deloitte & Touche LLP
Charlotte, North Carolina
November 12, 2004